Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI
4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 05-27

For more information contact: G. Darcy Klug, Executive Vice President
Phone: (337) 896-6664

BARRY E. KAUFMAN JOINS OMNI’S BOARD OF DIRECTORS

Kaufman Appointed to Serve on Audit Committee

CARENCRO, LA – SEPTEMBER 16, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today the appointment of Barry E. Kaufman to serve as a member of the Company’s Board of Directors and Audit Committee effective October 1, 2005. Mr. Kaufman is currently a Member of Silver Fox Advisors, Houston, Texas. Prior to joining Silver Fox Advisors, Mr. Kaufman practiced public accounting for more than 40 years. He is a Certified Public Accountant and was a partner in the Houston office of Grant Thornton LLP and prior to joining Grant Thornton, he was a partner and associate regional director with Deloitte & Touche (formerly Touche, Ross and Company).

Mr. Kaufman’s public accounting experience includes work with a broad range of companies and industries including publicly held companies and various types of service companies. He was involved in various international operations dealing with both international accounting and legal issues. He has extensive experience in mergers, acquisitions and SEC requirements with respect to corporate governance and audit committees.

Commenting on the new Board appointment, James C Eckert, Chief Executive Officer stated, “We are truly fortunate to have someone of Barry Kaufman’s caliber and experience to join our Board of Directors and Audit Committee. His extensive experience with mergers and acquisitions combined with his knowledge of current SEC requirements will be an invaluable asset to OMNI as we move forward to expand our core businesses.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the Company’s filings with the Securities and Exchange Commission.